January 5, 2005

Dear Mr. Delaney:

We are pleased to offer you a position as Senior Vice President of TeamStaff, Inc. ("TeamStaff" or "the Company"). As we have discussed, this position will be responsible for, among other things:

•	general oversight and development of the Company's temporary medical staffing vendor management business;

•	sales and business expansion of the Company's medical staffing vendor management business;

•	promotion of the relationships of the Company's medical staffing vendor management business with employees, customers, alliance partners, suppliers and others in the business community; and

•	such other responsibilities as may be determined by the President and CEO of the Company.

In the course of your duties, you will be required to undertake such travel as is reasonably necessary to fulfill your responsibilities.

We would like for you to start on January 5, 2005. This offer is contingent upon a negative drug test.

In the following paragraphs, I have outlined certain of the specifics of our offer:

1) Title:	Senior Vice President, TeamStaff, Inc. (subject to Board approval)
2) Reporting to:	T. Kent Smith, President and CEO
3) Status:	Regular, full-time employee; provided that nothing in this agreement shall preclude your ability to join other boards of directors provided the underlying business of the corporation is noncompetitive with the Company, a concurrent and continuing business relationship with the Company's technology partner (Ringo), and/or a noncompetitive heath care consulting practice through your own company as long as such activities do not interfere with your duties as a regular, full-time employee of the Company.
TeamStaff will reimburse you for the reasonable, out of pocket expenses you incur in maintaining a home office for the conduct of the Company's business at your premises. All other expenses shall be reimbursed in accordance with the Company's then-current travel and expense reimbursement policies.
4) Starting Salary:	$5,384.62 bi-weekly ($140,000 annualized)

5) Incentive Compensation:	During the term of your employment, you will be paid incentive compensation monthly consisting of one percent of actual revenue received by the Company for covered sales. After your period of employment, you will continue to receive the aforesaid incentive compensation for the duration of the initial term of any existing agreement between the Company and the client. "Covered sales" shall include all revenue received by the Company following a presentation by you of the vendor management system and menu of services offered by the Company to a prospective client and the prospective client's entry into a contract for such system during the term of your employment or any incremental increase in revenue from an existing client as a result of its entry into a contract during the term of your employment for the vendor management system offered by the Company after your presentation of such system.
6) Stock Option Award:	Subject to Board approval, you will be awarded an option to purchase 100,000 shares of TeamStaff Common Stock, one half of which will vest on the first anniversary of your employment commencement date, the remainder of which will vest on the second anniversary of your employment commencement date. The terms and conditions of your option award are subject to the terms of the TeamStaff 2000 Employees' Stock Option Plan and your Option Award Agreement. TeamStaff's CEO shall recommend that you, like other senior executives, be considered for a grant of additional options at the same frequency and in the same proportion as other senior executives of the Company.
7) Employee Benefit Program:	You will be eligible for all employee benefits afforded regular full-time TeamStaff employees (summarized below):
• Healthcare Plan – Medical and Dental coverage
• Life Insurance – Company paid coverage of $50,000
• Long Term Disability Insurance (LTD) – Company paid.
• 401(k) Savings Plan – Eligible to join the first of the month after 90 days of service. Company contributions begin the first quarter after one year of continuous service
• Holidays – Seven (7) paid holidays
• Paid Time Off (PTO)
8) Non-Competition, Confidentiality and Non-Solicitation Agreement, Insider Trading Policy, and Employee Handbook:	You will be required to execute the enclosed Non-Competition, Confidentiality and Non-Solicitation Agreement and Insider Trading Policy as a condition of your employment. Please sign both documents and return them to me. You will also be required to execute acknowledgments appearing in our Employee Handbook.

9) At-Will Employment:	Employment at TeamStaff is at-will. Therefore, nothing in this letter should be construed to be a contract of employment or is otherwise intended to alter the at-will nature of your employment; provided, however, should your employment with the Company terminate yet you either: a) remain a director of the Company or b) are nominated for re-election at the Company's next annual meeting of shareholders but are not re-elected, TeamStaff will pay you at or near the close of each fiscal year during your period of membership on the Board (or what would have been your period of membership had you been re-elected) an amount equal to the difference between any amounts you receive (or would have received had you been re-elected) under the Board's then-current non-employee director cash compensation policy during such fiscal year and the amount you would have received under the Board's then-current non-employee director cash compensation policy had you been Chairman of the Audit Committee and a member of the Management Resources and Compensation Committee as well as a board member during such fiscal year; further provided, however, that these payments will not be provided should you resign, die or otherwise be removed from the Board or, in any event, for any period beyond the expiration of the term of the class of directors elected at the Company's next annual meeting of shareholders.

Martin, we look forward to having your experience and talent on board. If the foregoing is agreeable to you, kindly execute this letter where indicated and return one copy to me. Of course, please do not hesitate to call me if you have any questions concerning this offer.

Very truly yours,

T. Kent Smith
President and CEO

Accepted:

                    Martin Delaney

Date:

Enclosures